Free Writing Prospectus Filed Pursuant to Rule 433

Registration No. 333-156137

September 8, 2011

FLUOR CORPORATION

Pricing Term Sheet

September 8, 2011

3.375% Senior Notes due 2021

Issuer:	Fluor Corporation

Legal Format:	SEC Registered

Trade Date:	September 8, 2011

Settlement Date:	September 13, 2011 (T+3)

Principal Amount:	$500,000,000

Maturity Date:	September 15, 2021

Coupon (Interest Rate):	3.375%

Interest Payment Dates:	March 15 and September 15, beginning on March 15, 2012

Price to Public:	99.119%

Benchmark Treasury:	2.125% due August 15, 2021

Benchmark Treasury Price and Yield:	101-9+ and 1.980%

Spread to Benchmark Treasury:	T + 150 bps

Yield to Maturity:	3.480%

Optional Redemption:	Callable at the greater of par or the make-whole (Treasury Rate plus 25 bps) at any time

CUSIP:	343412 AB8

ISIN:	US343412AB86

Ratings*:	A3 (Moody’s) / A- (S&P) / A- (Fitch)

Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated BNP Paribas Securities Corp.

Senior Co-managers:	Credit Suisse Securities (USA) LLC UBS Securities LLC

Co-managers:	ANZ Securities, Inc. Mitsubishi UFJ Securities (USA), Inc. Banca IMI S.p.A. Barclays Capital Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

ING Financial Markets LLC

J.P. Morgan Securities LLC

Lloyds Securities Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

Standard Chartered Bank

Wells Fargo Securities, LLC

*Note: An explanation of the significance of ratings may be obtained from the rating agencies.  Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate.  The rating of the notes should be evaluated independently from similar ratings of other securities.  A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_requests@baml.com.